Exhibit 10.105
[AEON CO., LTD. LETTERHEAD]
April 9, 2009
The Talbots Inc.
1 Talbots Drive
Hingham, MA 02043
Att: Trudy F.Sullivan
        President and Chief Executive Officer

Re: Support Letter (Financial)
We will support Talbots management (“T”)in connection with certain guarantees for T’s borrowings discussed below,
Support to T in relation to T’s borrowing from the financial institutions
1.	We have already provided guarantee for T’s borrowings from the financial institutions (the amount of whose balance is US$265 million as of April 1, 2009). We agree to continue to provide guarantee for T’s new borrowings to refinance certain borrowings due on or before April 16, 2010 out of the existing borrowings secured by our guarantee.
As of 2009/April/1

Bank	Principal	End
MizuhoCB	75	2009.12.29
MizuhoCB	18	2010.04.17
MizuhoCB	18	2010.01.25
Mitsu Sumitomo	50	2009.12.31
Mitsu Sumitomo	16	2010.01.28
Norin Chuo Kinko	25	2010.01.04
Norin Chuo Kinko	28	2009.04.17
Mitsubishi Tokyo UFJ	15	2009.12.31
Mitsubishi Tokyo UFJ	20	2012.04.13
Bank Borrowing Total	265
2.	Should any financial institution fail to agree to refinance any of the existing borrowings due on or before April 16, 2010, or if any other condition occurs that Aeon to make a payment under the guarantee to either T or any financial institution, then we agree to make a loan to T due on after April 16, 2010 to avoid lack of T’s financial resources to be caused by such failure of refinancing within the limits of our guarantee and on or before April 16, 2010.
Very truly yours,
Aeon Co.,Ltd.

By :	/s/ Masaaki Toyoshima
Masaaki Toyoshima
Vice President
Chief Financial Officer

[AEON CO., LTD. LETTERHEAD]
April 9, 2009
The Talbots, Inc.
1 Talbots Drive
Hingham, MA 02043
Att: Trudy F. Sullivan
            President and Chief Executive Officer

Re:	Letter of Support
Dear Trudy:
     This letter will confirm Aeon’s support for your FY09 working capital initiatives, including those efforts underway and planned by your internal supply chain group toward the improvement of the Company’s FY09 cash flows by moving merchandise vendor payable terms to 60 days on a uniform basis.
     We understand from our discussions with you that negotiations with these vendors to date have resulted in approximately 60% of those vendors, on a weighted average basis, already in agreement for payment terms of 60 days. We further understand that you are actively working with the balance of your merchandise vendor community to accomplish the same arrangements.
     Further, we also understand that you are presently in active discussions and have initiated a Letter of Intent with Li & Fung Limited (“LFL”) toward the exploration of an arrangement for LFL to become your primary global sourcing agent, which would include their ability to move all your merchandise vendors to this uniform 60 day payment term criteria.
     This will further confirm that to the extent Talbots efforts fall short of achieving the targeted $25M cash flow improvement for Fall 2009 merchandise payables by the movement of the vendors to the 60 day payment terms, Aeon will use its commercially reasonable efforts to provide the necessary financial support (via secured or unsecured loans) or guarantees (up to this $25M target) to make up any deficiency between the amount of any working capital cash flow improvement actually achieved and this $25M goal.
     We are confident that these efforts with the vendor community and the other cost saving initiatives underway at Talbots will allow the Company to achieve its FY09 operating and working capital goals.
Very truly yours,
Aeon Co., Ltd.

By:	/s/ Masaaki Toyoshima
Masaaki Toyoshima
Vice President
Chief Financial Officer